As filed September 16, 2002

                        Securities Act File No. 333-86648

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933       [X]

     Pre-Effective Amendment No. ____

     Post-Effective Amendment No.  1                          [X]
                                 ------
     (Check appropriate box or boxes)


                       Templeton Global Income Fund, Inc.
               (Exact Name of Registrant as Specified in Charter)

                             500 East Broward Blvd.
                         Fort Lauderdale, FL 33394-3091
                    (Address of Principal Executive Offices:
                     Number, Street, City, State, Zip Code)

                                 (954) 527-7500
                        (Area Code and Telephone Number)

                                  Lori A. Weber
                               Assistant Secretary
                             500 East Broward Blvd.
                         Fort Lauderdale, FL 33394-3091
                     (Name and Address of Agent for Service:
                     Number, Street, City, State, Zip Code)

                                   Copies to:

                                Barbara J. Green
                          Secretary and Vice President
                             500 East Broward Blvd.
                         Fort Lauderdale, FL 33394-3091

                             Bruce G. Leto, Esquire
                      Stradley, Ronon, Stevens & Young, LLP
                            2600 One Commerce Square
                           Philadelphia, PA 19103-7098


It is proposed that this filing will become effective immediately, pursuant to Rule 462(d) of the Securities Act of 1933, as amended (the "Act").

Title of the securities being registered: Shares of common stock, par value $0.01 per share, of Templeton Global Income Fund, Inc. A registration fee calculated pursuant to Rule 457(f) of the Act was paid in connection with the filing of the Registrant's N-14 Registration Statement filing on April 19, 2002. No filing fee is, therefore, due at this time.

                                     PART A

Part A of the Templeton Global Income Fund, Inc. N-14 is incorporated by reference to the electronic filing made on June 4, 2002 under File No. 333-86648.


                                     PART B

Part B of the Templeton Global Income Fund, Inc. N-14 is incorporated by reference to the electronic filing made on June 4, 2002 under File No. 333-86648.

                                     PART C

                                OTHER INFORMATION


Item 15. Indemnification

Part C, Item 15 of the Templeton Global Income Fund, Inc. N-14 is incorporated by reference to the electronic filing of the Registration Statement on Form N-14 made on April 19, 2002 under File No. 333-86648.

Item 16. Exhibits The following exhibits are filed herein:

         (1)    Copies of the charter of the Registrant as now in effect;

                (a) Articles of Restatement of the Articles of Incorporation as
                    filed with the State of Maryland on January 26, 1989. (Previously filed with the Registration Statement on Form N-14 on April 19, 2002)

         (2) Copies of the existing by-laws or corresponding instruments of the Registrant;

                (a) By-Laws as amended and restated October 19, 1996 and
                    November 30, 1999. (Previously filed with the Registration Statement on Form N-14 on April 19, 2002)

         (3) Copies of any voting trust agreement affecting more than five percent of any class of equity securities of the Registrant;

                  Not Applicable.

         (4) Copies of the agreement of acquisition, reorganization, merger, liquidation and any amendments to it;

                (a) Agreement and Plan of Acquisition between the Registrant and Templeton Global Governments Income Trust dated February 26, 2002.

         (5) Copies of all instruments defining the rights of holders of the securities being registered including, where applicable, the relevant portion of the articles of incorporation or by-laws of the Registrant;

                  Not Applicable.

         (6) Copies of all investment advisory contracts relating to the management of the assets of the Registrant;

                (a) Investment Management Agreement between the Registrant and
                    Templeton Investment Counsel, Inc. dated October 30, 1992, and amended and restated as of April 1, 1993 and December 6, 1994. (Previously filed with the Registration Statement on Form N-14 on April 19, 2002)

                    (i) Amendment to Investment Management Agreement dated
                        January 1, 2001 (Previously filed with the Registration Statement on Form N-14 on April 19, 2002)

                    (ii) Assignment and Assumption of Investment Management
                         Agreement dated July 25, 2001. (Previously filed with the Registration Statement on Form N-14 on April 19,
                         2002)

         (7) Copies of each underwriting or distribution contract between the Registrant and a principal underwriter, and specimens or copies of all agreements between principal underwriters and dealers;

                Not Applicable.

         (8) Copies of all bonus, profit sharing, pension, or other similar contracts or arrangements wholly or partly for the benefit of trustees or officers of the Registrant in their capacity as such Furnish a reasonably detailed description of any plan that is not set forth in a formal document;

                Not Applicable.

         (9) Copies of all custodian agreements and depository contracts under Section 17(f) of the 1940 Act for securities and similar investments of the Registrant, including the schedule of remuneration;

                (a) Custody Agreement between the Registrant and The Chase
                    Manhattan Bank, N.A. dated February 29, 1988. (Previously filed with the Registration Statement on Form N-14 on April 19, 2002)

                    (i) Amendment to Custody Agreement dated July 5, 1996.
                        (Previously filed with the Registration Statement on Form N-14 on April 19, 2002)

                   (ii) Amendment to Custody Agreement dated May 21,  1998.
                        (Previously filed with the Registration Statementon Form N-14 on April 19, 2002)

                  (iii) Amendment to Custody Agreement dated July 23, 1998.
                        (Previously filed with the Registration Statement on Form N-14 on April 19, 2002)

                   (iv) Amendment to Custody Agreement dated May 1,  2001.
                        (Previously filed with the Registration Statement on Form N-14 on April 19, 2002)

         (10) Copies of any plan entered into by Registrant pursuant to Rule 12b-1 under the 1940 Act and any agreements with any person relating to implementation of the plan, and copies of any plan entered into by Registrant pursuant to Rule 18f-3 under the 1940 Act, any agreement with any person relating to implementation of the plan, any amendment to the plan, and a copy of the portion of the minutes of the meeting of the Registrant's directors describing any action taken to revoke the plan;

                Not Applicable.

         (11) An opinion and consent of counsel as to the legality of the securities being registered, indicating whether they will, when sold, be legally issued, fully paid and nonassessable;

                (a) Opinion and Consent of Counsel dated August 30, 2002.

         (12) An opinion, and consent to their use, of counsel or, in lieu of an opinion, a copy of the revenue ruling from the Internal Revenue Service, supporting the tax matters and consequences to shareholders discussed in the prospectus;

                (a) Opinion and Consent of Counsel Supporting Tax Matters and
                    Consequences to Shareholders dated August 30, 2002.

         (13) Copies of all material contracts of the Registrant not made in the ordinary course of business which are to be performed in whole or in part on or after the date of filing the registration statement;

                (a) Service Agreement between the Registrant and Mellon
                    Securities Trust Company dated January 2, 1992. (Previously filed with the Registration Statement on Form N-14 on April 19, 2002)

                (b) Successor Stock Transfer Agent Agreement dated February 2,
                    1995 between the Registrant and Chemical Mellon Shareholder Services. (Previously filed with the Registration Statement on Form N-14 on April 19, 2002)

                (c) Fund Administration Agreement dated October 1, 1996 between the Registrant and Franklin Templeton Services, Inc. (Previously filed with the Registration Statement on Form Form N-14 on April 19, 2002)

                    (i) Amendment to Fund Administration Agreement dated
                        January 1, 2001. (Previously filed with the Registration Statement on Form N-14 on April 19, 2002)

         (14) Copies of any other opinions, appraisals, or rulings, and consents to their use, relied on in preparing the registration statement nd required by Section 7 of the 1933 Act;

                (a)  Not Applicable.

         (15)   All financial statements omitted pursuant to Item 14(a)(1);

                Not Applicable.

         (16) Manually signed copies of any power of attorney pursuant to which the name of any person has been signed to the registration statement; and

                (a) Power of Attorney dated December 4, 2001. (Previously filed with the Registration Statement on Form N-14 on April 19,
                    2002)

         (17)   Any additional exhibits which the Registrant may wish to file.

                (a) Joint Code of Ethics. (Previously filed with the
                    Registration Statement on Form N-14 on April 19, 2002)

Item 17.  UNDERTAKINGS

         (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of San Mateo and the State of California, on the 13th day of September, 2002.

                                        TEMPLETON GLOBAL INCOME FUND, INC.
                                                (Registrant)

                                        By:/s/DAVID P. GOSS
                                           --------------------------------
                                           David P. Goss, Vice President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Gregory E. McGowan*
----------------------                      Principal Executive Officer
Gregory E. McGowan                          Dated: September 13, 2002

Bruce S. Rosenberg*
----------------------                      Principal Financial and
Bruce S. Rosenberg                          Accounting Officer
                                            Dated: September 13, 2002

Harris J. Ashton*
----------------------                      Director
Harris J. Ashton                            Dated: September 13, 2002

Nicholas F. Brady*
----------------------                      Director
Nicholas F. Brady                           Dated: September 13, 2002

Frank J. Crothers*
----------------------                      Director
Frank J. Crothers                           Dated: September 13, 2002

S. Joseph Fortunato*
----------------------                      Director
S. Joseph Fortunato                         Dated: September 13, 2002

Andrew H. Hines, Jr.*
----------------------                      Director
Andrew H. Hines, Jr.                        Dated: September 13, 2002

Edith E. Holiday*
----------------------                      Director
Edith E. Holiday                            Dated: September 13, 2002

Charles B. Johnson*
----------------------                      Director
Charles B. Johnson                          Dated: September 13, 2002

Betty P. Krahmer*
----------------------                      Director
Betty P. Krahmer                            Dated: September 13, 2002

Gordon S. Macklin*
----------------------                      Director
Gordon S. Macklin                           Dated: September 13, 2002

Fred R. Millsaps*
----------------------                      Director
Fred R. Millsaps                            Dated: September 13, 2002

Constantine Dean
Tseretopoulos*
----------------------                      Director
Constantine Dean                            Dated: September 13, 2002
Tseretopoulos


*By /s/Lori A. Weber
    ----------------------
    Lori A. Weber, Attorney-in-Fact
    (Pursuant to Power of Attorney previously filed)

                       TEMPLETON GLOBAL INCOME FUND, INC.
                           N-14 REGISTRATION STATEMENT
                                  EXHIBIT INDEX


EXHIBIT NO.           DESCRIPTION                                     LOCATION
-------------------------------------------------------------------------------
EX-99.1.a             Articles of Restatement of the Articles of          *
                      Incorporation as filed in the State of
                      Maryland on January 26, 1989

EX-99.2.a             By-Laws as amended and restated October 19,         *
                      1996 and November 30, 1999

EX-99.4.a             Agreement and Plan of Acquisition between the    Attached
                      Registrant and Templeton Global Governments
                      Income Trust dated February 26, 2002

EX-99.6.a             Investment Management Agreement between the         *
                      Registrant and Templeton Investment Counsel,
                      Inc. dated October 30, 1992, and amended and
                      restated as of April 1, 1993 and December 6,
                      1994

EX-99.6.a.i           Amendment to Investment Management Agreement        *
                      dated January 1, 2001

EX-99.6.a.ii          Assignment and Assumption of Investment             *
                      Management Agreement dated July 25, 2001

EX-99.9.a             Custody Agreement between the Registrant and        *
                      The Chase Manhattan Bank, N.A. dated February
                      29, 1988

EX-99.9.a.i           Amendment to Custody Agreement dated July 5,        *
                      1996

EX-99.9.a.ii          Amendment to Custody Agreement dated May 21,        *
                      1998

EX-99.9.a.iii         Amendment to Custody Agreement dated July 23,       *
                      1998

EX-99.9.a.iv          Amendment to Custody Agreement dated May 1,         *
                      2001

EX-99.11.a.           Opinion and Consent of Counsel dated August      Attached
                      30, 2002

EX-99.12.a            Opinion and Consent of Counsel Supporting Tax    Attached
                      Matters and Consequences to Shareholders dated August 30, 2002

EX-99.13.a            Service Agreement between the Registrant and        *
                      Mellon Securities Trust Company dated January
                      2, 1992

EX-99.13.b            Successor Stock Transfer Agent Agreement dated      *
                      February 2, 1995 between the Registrant and
                      Chemical Mellon Shareholder Services

EX-99.13.c            Fund Administration Agreement dated October         *
                      1, 1996 between the Registrant and Franklin
                      Templeton Services, Inc.

EX-99.13.c.1          Amendment to Fund Administration Agreement          *
                      dated January 1, 2001

EX-99.16.a            Power of Attorney dated December 4, 2001            *

EX-99.16.a           Joint Code of Ethics                                 *




* Incorporated by Reference